Exhibit 21

Jurisdiction of Incorporation
	Entity	or Organization
1	Artesyn Communication Products, Inc.	Wisconsin
2	Artesyn Communication Products, Scandinavia AB	Sweden
3	Artesyn Communications Products UK Ltd.	Scotland
4	Spider Software, Ltd.	Scotland
5	Artesyn Asset Management, Inc.	Delaware (Bahamas Domiciled)
6	Artesyn North America, Inc.	Delaware
7	Artesyn Technologies Japan KK	Japan
8	Artesyn Delaware, Inc.	Delaware
9	Artesyn Delaware LLC	Delaware
10	Artesyn Cayman LP	Cayman Islands
11	Artesyn International Ltd.	Cayman Islands
12	Artesyn International, Ltd. Branch	Irish Non-Resident
13	Artesyn Holding (Ireland) Ltd.	Ireland
14	Artesyn Ireland, Ltd.	Cayman Islands
15	Artesyn Ireland, Ltd. Branch	Irish Resident
16	Artesyn Technologies Asia Pacific, Ltd.	Hong Kong
17	Artesyn Netherlands B.V.	Netherlands
18	Artesyn UK Ltd.	United Kingdom
19	Artesyn France S.A.R.L.	France
20	Artesyn Holding GmbH	Austria
21	Artesyn Austria GmbH	Austria
22	Artesyn Austria GmbH & Co. KG	Austria
23	Artesyn Hungary Electronikai kft	Hungary
24	Artesyn Germany GmbH	Germany
25	Artesyn Elektronische Gerate Beteiligungs-und Verwaltungs-GmbH	Germany
26	Artesyn GmbH & Co. KG	Germany
27	Zhongshan Artesyn Technologies Electronics Co., Ltd.	People’s Republic of China